EXHIBIT 1.2

AUTOZONE, INC.

(a Nevada corporation)

Debt Securities

TERMS AGREEMENT

November 3, 2003

To:	AutoZone, Inc.
123 South Front Street
Memphis, Tennessee 38103

Ladies and Gentlemen:

We understand that AutoZone, Inc., a Nevada corporation (the “Company”), proposes to issue and sell $200,000,000 aggregate principal amount of its 4.75% Senior Notes due 2010 (the “Notes due 2010”) and $300,000,000 aggregate principal amount of its 5.50% Senior Notes due 2015 (the “Notes due 2015” and, together with the Notes due 2010, the “Underwritten Securities”). Each provision of the Underwriting Agreement dated November 3, 2003 among the Company, Banc of America Securities LLC and Wachovia Capital Markets, LLC is hereby incorporated by reference herein in its entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if such provision had been set forth in full herein. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the principal amounts of Underwritten Securities opposite their names set forth below at the purchase price set forth below.

Underwriter	Principal Amount of Notes due 2010	Principal Amount of Notes due 2015
Banc of America Securities LLC	$50,000,000	$75,000,000
Wachovia Capital Markets, LLC	50,000,000	75,000,000
Banc One Capital Markets, Inc.	10,000,000	15,000,000
Citigroup Global Markets Inc.	10,000,000	15,000,000
Fleet National Bank	10,000,000	15,000,000
J.P. Morgan Securities Inc.	10,000,000	15,000,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	10,000,000	15,000,000
Morgan Keegan & Company, Inc.	10,000,000	15,000,000
SunTrust Capital Markets, Inc.	10,000,000	15,000,000
Bear, Stearns & Co. Inc.	3,000,000	4,500,000
BNP Paribas Securities Corp.	3,000,000	4,500,000
BNY Capital Markets, Inc.	3,000,000	4,500,000
Credit Lyonnais Securities (USA) Inc.	3,000,000	4,500,000
Fifth Third Bank	3,000,000	4,500,000
FTN Financial Securities Corporation	3,000,000	4,500,000
McDonald Investments Inc.	3,000,000	4,500,000
NatCity Investments, Inc.	3,000,000	4,500,000
U.S. Bancorp Piper Jaffray Inc.	3,000,000	4,500,000
Vining-Sparks IBG, L.P.	3,000,000	4,500,000

Total	$200,000,000	$300,000,000

The Underwritten Securities shall have the following terms:

Title:	4.75% Senior Notes due 2010; and 5.50% Senior Notes due 2015

Ranking:	Senior and unsecured

Ratings:	Baa2 (Moody’s) / BBB+ (S&P)

Aggregate principal amount:	$200,000,000 for the Notes due 2010; and $300,000,000 for the Notes due 2015

Denominations:	$1,000 and integral multiples of $1,000

Currency of payment:	U.S. Dollars

Interest rate or formula:	4.75% per annum for the Notes due 2010; and 5.50% per annum for the Notes due 2015

Interest payment dates:	May 15 and November 15, commencing on May 15, 2004

Regular record dates:	May 1 and November 1

Stated maturity date:	November 15, 2010 for the Notes due 2010; and November 15, 2015 for the Notes due 2015

Redemption provisions:

The Underwritten Securities will be redeemable, in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the redemption date, plus the greater of (i) 100% of the principal amount of such Underwritten Securities; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such Underwritten Securities (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 0.15% in the case of the Notes due 2010 and 0.20% in the case of the Notes due 2015. The terms of these redemption provisions

(including defined terms) will be as set forth in the Prospectus Supplement dated the date hereof relating to the Underwritten Securities.

Sinking fund requirements:	None

Conversion provisions:	None

Listing requirements:	None

Restriction on sale of Securities:	Until the Closing Time in accordance with Section 3(j) of the Underwriting Agreement

Type of offering:	Fixed price offering

Initial public offering price per Underwritten Security:	99.892% of the principal amount for the Notes due 2010 and 99.425% of the principal amount for the Notes due 2015, plus in each case accrued interest, if any, from November 6, 2003

Purchase price per Underwritten Security payable by Underwriters:

99.267% of the principal amount for the Notes due 2010 and 98.750% of the principal amount for the Notes due 2015, plus in each case accrued interest, if any, from November 6, 2003. The selling concession shall be 0.375% for the Notes due 2010 and 0.400% for the Notes due 2015 and the reallowance concession shall be 0.250% for the Notes due 2010 and 0.275% of the Notes due 2015, in each case of the principal amount of the Underwritten Securities

Form:	One registered note in global form

Other terms and conditions:	The Underwriters hereby agree to reimburse, at the Closing Time, the Company for expenses incurred by the Company in connection with the offering of the Underwritten Securities of $100,000.

Closing Time and location:	10:00 A.M. (New York City time), on November 6, 2003, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017

Please accept this offer no later than 4:30 P.M. (New York City time) on November 3, 2003 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

By:	/s/ Lily Chang

Authorized Signatory

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Keith Mauney

Authorized Signatory Acting on behalf of themselves and the other several named Underwriters.

Accepted:

AUTOZONE, INC.

By:	/s/ Michael Archbold

Name: Michael Archbold Title: Senior Vice President and Chief Financial Officer

By:	/s/ Charlie Pleas III

Name: Charlie Pleas III Title: Vice President and Controller